Exhibit 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Announces Strong 2nd Quarter

Operating and Net Profit Up Double-Digit

Excellent Top-Line Growth Across All Divisions

New York, New York, July 25, 2007… Colgate-Palmolive Company (NYSE:CL) today announced excellent worldwide sales and unit volume growth together with double-digit earnings growth for second quarter 2007. Worldwide sales grew 13.0% to $3,405.4 million and unit volume grew 8.0%, as reported. Excluding divestments, worldwide sales and unit volume grew 13.5% and 8.5%, respectively. Global pricing increased 0.5%, and foreign exchange added 4.5%. The very strong top-line growth was supported by a 22% increase in worldwide advertising spending to an all-time record level.

Second quarter 2007 results include $41.7 million of aftertax charges related to the 2004 Restructuring Program. In the year ago quarter, restructuring charges were $115.9 million aftertax.

As reported, gross profit margin increased 180 basis points to 56.0%. Excluding restructuring charges, gross profit margin increased 100 basis points to a record 57.1%.

Operating profit as reported increased 43% versus second quarter 2006. Excluding restructuring charges, operating profit rose 13% to $713.0 million. On the same basis, operating profit margin was 20.9% of sales, even with the year ago period.

Reported net income and diluted earnings per share in second quarter 2007 were $415.8 million and $.76, respectively. Excluding restructuring charges, net income in the quarter increased 15% versus second quarter 2006 to a record $457.5 million, and diluted earnings per share increased 17% to $.84, also a record. In second quarter 2006, reported net income and diluted earnings per share were $283.6 million and $.51, respectively, and net income and diluted earnings per share excluding restructuring charges were $399.5 million and $.72, respectively.

Net cash provided by operations year to date increased by 29% to $899.0 million after building selected inventories to support the business during factory closings related to the 2004 Restructuring Program. End of second quarter 2007 working capital improved to 3.3% of sales versus 3.9% in the comparable 2006 period.

Ian Cook, President and CEO commented, “We are delighted that our excellent growth momentum continued this quarter on both the top and bottom lines. This is the third consecutive quarter of double-digit sales and earnings per share growth, and the 17% increase in earnings per share, excluding restructuring charges, is the highest quarterly increase we have seen in over a year. We are especially encouraged that every operating division achieved record sales and operating profit for the second quarter.

“Pleasingly, the strong improvement in gross profit margin worldwide and other savings programs funded a significant increase in advertising supporting Colgate brands while still meeting or beating recently upwardly revised external expectations for earnings per share growth for the quarter.

“We believe these very strong results reflect our continued focus on our strategic initiatives which include getting closer to consumers everywhere, strengthening our partnerships with the dental and veterinary professions and our customers, fostering innovation in all areas of our business and getting more effective and efficient in everything we do.”

Every operating division had meaningfully higher advertising spending, which drove market share gains across categories. Colgate’s global toothpaste leadership strengthened during the quarter with market share gains in key countries around the world including Mexico, Brazil, China, India, France and Russia. Colgate’s leading share of the worldwide manual toothbrush market also strengthened during the quarter to another record high.

Reuben Mark, Chairman said, “This excellent quality quarter is further evidence that Ian and the new generation of Colgate leaders around the world are sharply focused as they pursue the strategic initiatives they established more than two years ago. I believe we will continue to see the power of these strategies to further build Colgate’s sales and profits.”

Mr. Cook further commented, “As we look to the balance of the year we are confident that the strong top-line growth will continue, driven by our very full new product pipeline around the world with an array of impactful integrated marketing campaigns to support them. We expect gross profit margin, excluding restructuring charges, to be up within our targeted range of 75 to 125 basis points for this year and next year as well, as a result of our ongoing cost-savings initiatives, the benefits from restructuring, efficiencies in promotional programs and a continued shift towards higher-margin products.

“All this combined with this quarter’s strong results adds to our confidence that we will deliver double-digit earnings per share growth for 2007.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on second quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (20% of Company Sales)

Positive growth continued in North America, fueled by new product sales and market share gains. As reported, sales and unit volume grew 3.5% and 3.0%, respectively. Excluding the divestiture of the Canadian household bleach business, sales and unit volume grew 5.0% and 4.5%, respectively, driven by strong oral care volume growth in the United States, up 7% in the quarter. Pricing added 0.5% and foreign exchange was flat with the year ago period. North American operating profit increased 13% even after a significant increase in advertising during the quarter.

In the U.S., new product launches in the super-premium category are contributing to market share gains in oral care. Colgate Total Advanced Clean toothpaste, supported by a new integrated marketing campaign featuring Brooke Shields, helped drive market share for Colgate Total toothpaste up 1.1 share points versus year ago to 15.0% in the second quarter. Colgate Max Fresh BURST toothpaste, infused with 50% more mini breath strips, is also off to a strong start helping to drive market share for the Max Fresh equity to a record 4.0% in the second quarter. Colgate’s share of the manual toothbrush market is 25.7% year to date, up 2.4 share points versus year ago, fueled by the continued success of Colgate 360° manual toothbrush.

Successful new products contributing to growth in other categories include Irish Spring body wash for men, Softsoap brand Nutra-Oil moisturizing body wash, Mennen Speed Stick Gametime deodorant and Palmolive Scrub Buster with Micro Beads dish liquid. Fabuloso liquid cleaner and Suavitel fabric conditioner each achieved record high market shares during the quarter.

Positive growth momentum in the U.S. is expected to continue. New products planned for launch in the third quarter include Suavitel Aroma Sensations fabric conditioner, Softsoap brand Nutra-Oil and Softsoap brand Black Raspberry and Vanilla liquid hand soaps, and Softsoap brand Fresh Pear and Apple Blossom body wash.

Latin America (25% of Company Sales)

As reported, Latin American sales and unit volume grew 16.0% and 10.5%, respectively, in the second quarter. Excluding the divested bleach businesses, sales and unit volume grew 18.0% and 12.5%, respectively. This is the fourth consecutive quarter of double-digit volume growth for Latin America. Every market in the region contributed to the very strong volume gains, led by Mexico, Brazil, Venezuela, Central America, Dominican Republic, Colombia, Argentina, Chile, Peru and Ecuador. Higher pricing added 1.0% and foreign exchange added 4.5%. Latin American operating profit increased 12%, to an all-time record level even after a strong double-digit increase in advertising during the quarter.

Colgate continues to build its strong leadership in oral care throughout Latin America with its regional toothpaste market share at a record high year to date. Toothpaste share gains were achieved in nearly every country driven by strong sales of Colgate Total Professional Clean and Colgate Max Fresh Citrus toothpastes and the launch of Colgate Max White toothpaste during the quarter. Colgate’s leading share of the manual toothbrush market for the region reached another record high during the quarter and is nearly four share points ahead of the nearest competitor. Strong sales of Colgate 360° manual toothbrush throughout the region contributed to this success.

In other product categories, Plax Alcohol Free and Plax Ice mouthwashes, Palmolive Naturals Mint & Eucalyptus, Palmolive Nutri-Milk, Protex Deo 12 and Protex Propolis bar soaps, Lady Speed Stick Double Defense deodorant, Palmolive Caprice shampoo and Palmolive Nutri-Milk shower gel contributed to market share gains in the region.

Europe/South Pacific (25% of Company Sales)

Europe/South Pacific sales increased 17.0% to a record level, and unit volume grew 9.5%. Pricing was negative 1.5% and foreign exchange added 9.0%. Volume gains were very strong throughout the region led by the Gaba business, France, the United Kingdom, the Nordic region, Germany, Greece, Spain, Belgium, Holland, Poland, Adria, Romania, Australia and New Zealand. Operating profit for the region grew 15% even after a significant increase in advertising during the quarter.

Colgate increased its oral care leadership in Europe/South Pacific led by toothpaste market share gains in France, Germany, Italy, Spain, Greece, Austria, Norway, Romania, Denmark, Belgium, Poland and Australia. Successful premium products driving these share gains in both the therapeutic and sensorial segments include Colgate Total, Colgate Time Control, Colgate Sensitive Multi Protection and Colgate Max Fresh toothpastes. Gaba’s toothpaste market share also grew in many markets across the region, in both the food and pharmacy channels. In the manual toothbrush category, strong sales of Colgate

360°, Colgate 360° Sensitive and Colgate Max Fresh toothbrushes strengthened Colgate’s market leadership in this category for the region.

Recent premium innovations contributing to gains in other product categories include Palmolive Pure Cashmere and Palmolive BodYogurt body washes, Colgate Plax Gentle Care mouth rinse, and Ajax Professional bucket dilutable and Ajax Professional glass cleaners.

Greater Asia/Africa (17% of Company Sales)

Greater Asia/Africa sales and unit volume increased 15.5% and 9.0%, respectively. The strong volume gains were led by Thailand, India, Philippines, Vietnam, Russia, Turkey and South Africa, and unit volume in Greater China increased 20% during the quarter. For the division as a whole, pricing increased 1.0% and foreign exchange added 5.5%. Operating profit for the region increased 28%, even after a sizable increase in advertising spending during the quarter.

Colgate strengthened its oral care leadership in the Greater Asia region with 10 out of 14 countries reporting toothpaste market share gains versus year ago led by China, India, Philippines, Ukraine, Russia and the rest of the CIS countries. Colgate’s share of the manual toothbrush market also strengthened throughout the region with many countries achieving record high shares in the category. Successful new products driving the oral care growth include Colgate Herbal Seabuckthorn, Colgate Max Fresh Citrus Blast and Colgate Max White toothpastes and Colgate 360° and Colgate Twister Fresh manual toothbrushes.

New products contributing to growth in other categories in the region include Palmolive Thermal Spa Seabuckthorn shower gel, bar soap and liquid hand soap, Palmolive Pure Cashmere shower cream and bar soap, Protex Icy Cool bar soap and Lady Speed Stick Invisible Dry deodorant.

Hill’s (13% of Company Sales)

Innovative new products and veterinary recommendations continue to drive growth at Hill’s, a world leader in specialty pet food. Hill’s sales and unit volume grew 11.5% and 4.5%, respectively, during the quarter. Pricing increased 5.5% and foreign exchange added 1.5%. Operating profit increased 13% during the quarter.

Consumption growth continued in key specialty pet channel accounts, with particular strength around Science Diet Canine Small Bites and Science Diet Canine Lamb & Rice Small Bites. Science Diet Indoor Cat and Science Diet Light were strong performers in feline. In the U.S. veterinary channel, the relaunch of Prescription Diet c/d Multicare Feline, a diet for the nutritional management of cats with feline lower urinary tract disease, and Prescription Diet r/d and w/d Feline and Canine in the therapeutic weight category contributed to growth.

Internationally, growth was strong led by the Nordic region, Russia, South Africa, the United Kingdom, Italy, the Benelux countries, Spain, Portugal and France. New pet food products contributing to the international growth include Prescription Diet Feline Chunks in Gravy pouches, Prescription Diet c/d Feline in new chicken and seafood flavors, Science Plan Feline Chunks in Gravy pouches and Science Plan Neutered Cat, a new veterinary exclusive product.

*  *  *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Soupline, and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com.

Unless otherwise indicated, all market share data included in this press release is as measured by ACNielsen.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, profit growth, earnings growth, financial goals, cost-reduction plans, estimated charges and savings associated with the 2004 Restructuring Program and new product introductions. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2006) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate’s condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Net sales, cost of sales, gross profit margin, selling, general and administrative expenses, operating profit, operating profit margin, other (income) expense, provision for income taxes and the effective tax rate, net income, and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of certain items reported in the corporate segment, as explained below:

•

The restructuring charges relate to the restructuring program that began in the fourth quarter of 2004 and is expected to be substantially completed by 2008 (the “2004 Restructuring Program”). These restructuring charges include separation-related costs, incremental depreciation and asset write-downs, and other costs related to the implementation of the 2004 Restructuring Program. In light of their nature and magnitude, the Company believes these items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

•

The three Other Items, which pertained to the first quarter of 2007, are comprised of the gain on sale of the Company’s household bleach business in Latin America, a charge related to the limited voluntary product recall of certain Hill’s feline products, and tax adjustments which consist of the reduction of a tax loss carryforward valuation allowance in Brazil, partially offset by tax provisions for the recapitalization of certain overseas subsidiaries. The amount of each such excluded item for the six months ended June 30, 2007 is set forth in the table entitled “Supplemental Consolidated Income Statement Information—Other Items” included with this release. In light of their nature and magnitude, the Company believes that these three Other Items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

Management believes these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See “Consolidated Income Statement and Supplemental Information—Reconciliation Excluding the 2004 Restructuring Program and Other

Items” for the three and six months ended June 30, 2007 and 2006 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, and operating profit in certain geographic divisions are discussed in this release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales growth and volume growth and operating profit from ongoing operations. See “Geographic Sales Analysis, Percentage Changes—Second quarter 2007 vs. 2006” for a comparison of sales excluding divestments to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

(See attached tables for second quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program

For the Three Months Ended June 30, 2007 and 2006

(in Millions Except Per Share Amounts) (Unaudited)

	2007			2006
	As Reported	Restructuring	Excluding Restructuring	As Reported	Restructuring	Excluding Restructuring
Net sales	$3,405.4	$—	$3,405.4	$3,014.3	$—	$3,014.3
Cost of sales	1,497.0	34.7	1,462.3	1,381.2	57.7	1,323.5
Gross profit	1,908.4	(34.7)	1,943.1	1,633.1	(57.7)	1,690.8
Gross profit margin	56.0%		57.1%	54.2%		56.1%
Selling, general and administrative expenses	1,223.7	10.0	1,213.7	1,052.3	14.1	1,038.2
Other (income) expense, net	27.1	10.7	16.4	119.9	96.1	23.8
Operating profit	657.6	(55.4)	713.0	460.9	(167.9)	628.8
Operating profit margin	19.3%		20.9%	15.3%		20.9%
Interest expense, net	40.4	—	40.4	41.3	—	41.3
Income before income taxes	617.2	(55.4)	672.6	419.6	(167.9)	587.5
Provision for income taxes	201.4	(13.7)	215.1	136.0	(52.0)	188.0
Effective tax rate	32.6%		32.0%	32.4%		32.0%
Net income	415.8	(41.7)	457.5	283.6	(115.9)	399.5
Earnings per common share
Basic	$0.80	$(0.08)	$0.88	$0.54	$(0.22)	$0.76
Diluted	$0.76	$(0.08)	$0.84	$0.51	$(0.21)	$0.72
Average common shares outstanding
Basic	511.0	511.0	511.0	515.8	515.8	515.8
Diluted	544.2	544.2	544.2	551.4	551.4	551.4

Table 2

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the Six Months Ended June 30, 2007 and 2006

(in Millions Except Per Share Amounts) (Unaudited)

	2007				2006
	As Reported	Restructuring	Other Items (a)	Excluding Restructuring & Other Items	As Reported	Restructuring	Excluding Restructuring
Net sales	$6,619.3	$—	$(2.1)	$6,621.4	$5,884.9	$—	$5,884.9
Cost of sales	2,898.7	66.4	(1.1)	2,833.4	2,688.3	109.8	2,578.5
Gross profit	3,720.6	(66.4)	(1.0)	3,788.0	3,196.6	(109.8)	3,306.4
Gross profit margin	56.2%			57.2%	54.3%		56.2%
Selling, general and administrative expenses	2,393.9	21.1	—	2,372.8	2,069.9	19.1	2,050.8
Other (income) expense, net	18.0	13.8	(36.0)	40.2	148.3	104.8	43.5
Operating profit	1,308.7	(101.3)	35.0	1,375.0	978.4	(233.7)	1,212.1
Operating profit margin	19.8%			20.8%	16.6%		20.6%
Interest expense, net	83.1	—	—	83.1	78.6	—	78.6
Income before income taxes	1,225.6	(101.3)	35.0	1,291.9	899.8	(233.7)	1,133.5
Provision for income taxes	323.2	(29.7)	(60.4)	413.3	291.7	(71.0)	362.7
Effective tax rate	26.4%			32.0%	32.4%		32.0%
Net income	902.4	(71.6)	95.4	878.6	608.1	(162.7)	770.8
Earnings per common share
Basic	$1.74	$(0.14)	$0.19	$1.69	$1.15	$(0.32)	$1.47
Diluted	$1.65	$(0.13)	$0.17	$1.61	$1.10	$(0.30)	$1.40
Average common shares outstanding
Basic	511.8	511.8	511.8	511.8	515.5	515.5	515.5
Diluted	545.5	545.5	545.5	545.5	550.8	550.8	550.8

(a)	See Table 3 “Supplemental Consolidated Income Statement Information - Other Items” for details.

Table 3

Colgate-Palmolive Company

Supplemental Consolidated Income Statement Information

Other Items

For the Six Months Ended June 30, 2007

(Dollars in Millions) (Unaudited)

	Six Months Ended June 30, 2007
	Gain on Bleach Sale	Hill’s Product Voluntary Recall	Tax Adjustments*	Total Other Items
Net sales	$—	$(2.1)	$—	$(2.1)
Cost of sales	—	(1.1)	—	(1.1)
Gross profit	—	(1.0)	—	(1.0)
Selling, general and administrative expenses	—	—	—	—
Other (income) expense, net	(48.6)	12.6	—	(36.0)
Operating profit	48.6	(13.6)	—	35.0
Interest expense, net	—	—	—	—
Income before income taxes	48.6	(13.6)	—	35.0
Provision for income taxes	18.9	(5.4)	(73.9)	(60.4)
Net income	29.7	(8.2)	73.9	95.4
Earnings per common share
Basic	$0.06	$(0.02)	$0.15	$0.19
Diluted	$0.05	$(0.02)	$0.14	$0.17

*	Reduction of tax loss carryforward valuation allowances in Brazil of $94.6, partially offset by tax provisions for the recapitalization of certain overseas subsidiaries.

Table 4

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of June 30, 2007, December 31, 2006 and June 30, 2006

(Dollars in Millions) (Unaudited)

	June 30, 2007	December 31, 2006	June 30, 2006
Cash and cash equivalents	$546.9	$489.5	$430.4
Receivables, net	1,666.5	1,523.2	1,380.7
Inventories	1,135.4	1,008.4	986.7
Other current assets	355.1	279.9	321.8
Property, plant and equipment, net	2,774.8	2,696.1	2,504.5
Other assets, including goodwill and intangibles	3,201.9	3,140.9	3,337.1

Total assets	$9,680.6	$9,138.0	$8,961.2

Total debt	3,740.9	3,671.2	3,613.4
Other current liabilities	2,687.9	2,518.3	2,202.8
Other non-current liabilities	1,480.5	1,537.6	1,549.5

Total liabilities	7,909.3	7,727.1	7,365.7
Total shareholders’ equity	1,771.3	1,410.9	1,595.5

Total liabilities and shareholders’ equity	$9,680.6	$9,138.0	$8,961.2

Supplemental Balance Sheet Information
Debt less cash and marketable securities*	$3,163.6	$3,170.2	$3,162.4
Working capital % of sales	3.3%	2.3%	3.9%

*	Marketable securities of $30.4, $11.5 and $20.6 as of June 30, 2007, December 31, 2006 and June 30, 2006, respectively, are included in Other current assets.

Table 5

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2007 and 2006

(Dollars in Millions) (Unaudited)

	2007	2006
Operating Activities
Net income	$902.4	$608.1
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	(7.7)	153.4
Depreciation and amortization	161.1	162.4
Gain before tax on sale of non-core product lines	(48.6)	—
Stock-based compensation expense	52.3	51.0
Deferred Income Taxes	(79.6)	(37.5)
Cash effects of changes in:
Receivables	(105.5)	(58.3)
Inventories	(101.5)	(116.7)
Accounts payable and other accruals	151.5	(92.9)
Other non-current assets and liabilities	(25.4)	26.4

Net cash provided by operations	899.0	695.9

Investing Activities
Capital expenditures	(199.6)	(136.7)
Sale of non-core product lines	66.3	—
Payment for acquisitions, net of cash acquired	—	(104.2)
Other	2.1	(11.1)

Net cash used in investing activities	(131.2)	(252.0)

Financing Activities
Principal payments on debt	(1,356.7)	(932.3)
Proceeds from issuance of debt	1,421.1	1,044.3
Dividends paid	(364.2)	(329.9)
Purchases of treasury shares	(602.2)	(335.7)
Proceeds from exercise of stock options and excess tax benefits	185.2	200.0

Net cash used in financing activities	(716.8)	(353.6)

Effect of exchange rate changes on Cash and cash equivalents	6.4	(0.6)

Net increase in Cash and cash equivalents	57.4	89.7
Cash and cash equivalents at beginning of period	489.5	340.7

Cash and cash equivalents at end of period	$546.9	$430.4

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$899.0	$695.9
Less: Capital expenditures	(199.6)	(136.7)

Free cash flow before dividends	$699.4	$559.2

Income taxes paid	$312.0	$392.1

Table 6

Colgate-Palmolive Company

Segment Information

For the Three and Six Months Ended June 30, 2007 and 2006

(Dollars in Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales
Oral, Personal and Home Care
North America	$671.5	$647.4	$1,333.9	$1,265.0
Latin America	860.9	741.1	1,651.2	1,433.8
Europe/South Pacific	844.9	721.2	1,626.5	1,412.9
Greater Asia/Africa	570.3	493.8	1,118.8	977.1

Total Oral, Personal and Home Care	$2,947.6	$2,603.5	$5,730.4	$5,088.8
Pet Nutrition	457.8	410.8	888.9	796.1

Total Net sales	$3,405.4	$3,014.3	$6,619.3	$5,884.9

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating profit
Oral, Personal and Home Care
North America	$161.6	$142.9	$313.8	$275.2
Latin America	246.9	219.9	492.2	431.1
Europe/South Pacific	187.1	163.1	365.8	315.6
Greater Asia/Africa	87.0	68.0	168.4	133.4

Total Oral, Personal and Home Care	$682.6	$593.9	$1,340.2	$1,155.3
Pet Nutrition	122.0	107.9	237.6	211.7
Corporate	(147.0)	(240.9)	(269.1)	(388.6)

Total Operating Profit	$657.6	$460.9	$1,308.7	$978.4

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include research and development costs, unallocated overhead costs, stock-based compensation related to stock options and restricted stock awards, restructuring and related implementation costs, and gains and losses on sales of non-core brands and assets.

For the three months ended June 30, 2007 and 2006, Corporate operating expenses include $55.4 and $167.9 of charges related to the Company’s 2004 Restructuring Program, respectively. For the six months ended June 30, 2007 and 2006, Corporate operating expenses include $101.3 and $233.7 of charges related to the Company’s 2004 Restructuring Program, respectively. Additionally, Corporate operating expenses for the six months ended June 30, 2007 were reduced by a $48.6 gain related to the sale of the Company’s household bleach business in Latin America.

As a result of a limited voluntary recall of Hill’s product in March 2007, Pet Nutrition Net sales for the six months ended June 30, 2007 were reduced by $2.1 and Corporate operating expenses increased by $13.6.

Table 7

Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - Second Quarter 2007 vs 2006

June 30, 2007

(Unaudited)

			COMPONENTS OF SALES CHANGE SECOND QUARTER					COMPONENTS OF SALES CHANGE SIX MONTHS

Region	2nd Qtr Sales Change As Reported	2nd Qtr Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange	6 Months Sales Change As Reported	6 Months Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange

Total Company	13.0%	13.5%	8.5%	0.5%	4.5%	12.5%	13.0%	8.5%	0.5%	4.0%

Europe/South Pacific	17.0%	17.0%	9.5%	(1.5)%	9.0%	15.0%	15.0%	7.0%	(1.5)%	9.5%

Latin America	16.0%	18.0%	12.5%	1.0%	4.5%	15.0%	16.0%	13.0%	1.0%	2.0%

Greater Asia/Africa	15.5%	15.5%	9.0%	1.0%	5.5%	14.5%	14.5%	9.0%	1.0%	4.5%

Total International	16.5%	17.0%	10.5%	0.0%	6.5%	15.0%	15.5%	10.0%	0.0%	5.5%

North America	3.5%	5.0%	4.5%	0.5%	0.0%	5.5%	6.5%	6.5%	0.0%	0.0%

Total CP Products	13.0%	14.0%	9.0%	0.0%	5.0%	12.5%	13.5%	9.5%	0.0%	4.0%

Hill’s	11.5%	11.5%	4.5%	5.5%	1.5%	11.5%	11.5%	5.0%	5.0%	1.5%